Exhibit 23.3

Consent of Lucid Capital Markets, LLC

March 24, 2025

Board of Directors

Aerovate Therapeutics, Inc.

930 Winter Street, Suite M-500

Waltham, MA 02451

Re: Registration Statement on Form S-4 of Aerovate Therapeutics, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 30, 2024, to the Board of Directors of Aerovate Therapeutics, Inc. (“AVTE”) as Annex G to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Lucid for Aerovate’s Board of Directors,” “The Merger — Background of the Merger,” “The Merger — Aerovate’s Reasons for the Merger,” and “The Merger — Opinion of Aerovate’s Financial Advisor” in the proxy statement/prospectus relating to the proposed merger involving AVTE and Jade Biosciences, Inc. (“Jade”), which such proxy statement/prospectus forms a part of AVTE’s and Jade’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lucid Capital Markets
LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC

570 Lexington Ave, 40th Floor

New York NY 10022